Exhibit 99.B(g)(1)(a)(v)

SCHEDULE I

To Attachment B of the Mutual Fund Custody Agreement dated July 1, 2011 between The Victory Portfolios and KeyBank National AssociationThe Victory Institutional Funds

1.             Institutional Diversified Stock Fund

The Victory Portfolios

1.	Balanced Fund, Classes A, C, I and R Shares
2.	Diversified Stock Fund, Classes A, C, I, R and Y Shares
3.	Dividend Growth Fund, Classes A, C, I, R and Y Shares
4.	Established Value Fund, Classes A, I, R and Y Shares
5.	Fund for Income, Classes A, C, I, R and Y Shares
6.	Integrity Micro-Cap Equity Fund , Classes A and Y Shares
7.	Integrity Mid-Cap Value Fund, Classes A, C, R, and Y Shares
8.	Integrity Small-Cap Value Fund, Classes A, C, R, R6 and Y Shares
9.	Integrity Small/Mid-Cap Value Fund, Classes A, and Y Shares
10.	Investment Grade Convertible Fund, Classes A and I Shares
11.	Large Cap Growth Fund, Classes A, C, I, R and Y Shares
12.	Munder Growth Opportunities Fund, Classes A, C, R and Y Shares
13.	Munder Index 500 Fund, Classes A, B, R and Y Shares
14.	Munder Mid-Cap Core Growth Fund, Classes A, C, R, R6, and Y Shares
15.	Munder Small Cap Growth Fund, Classes A, I, and Y Shares
16.	Munder Total Return Bond Fund, Classes A, C, and Y Shares
17.	National Municipal Bond Fund, Classes A and Y Shares
18.	Ohio Municipal Bond Fund, Class A Shares
19.	Select Fund, Classes A and I Shares
20.	Small Company Opportunity Fund, Classes A, I, R and Y Shares
21.	Special Value Fund, Classes A, C, I, R and Y Shares

The Victory Variable Insurance Funds

1.             Diversified Stock Fund, Class A Shares

As of February 18, 2015.